Exhibit 10.1

                              EMPLOYMENT AGREEMENT

      This Employment Agreement ("Agreement"), dated as of April 21, 2004, is made and entered into by Capital Bank (hereinafter the "Bank"), and B. Grant Yarber (hereinafter the "Employee").

      The Bank desires to employ Employee and Employee desires to accept such employment on the terms set forth below.

      In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Bank and Employee agree as follows:

      1. Employment. The Bank employs Employee and Employee accepts employment on the terms and conditions set forth in this Agreement.

      2. Nature of Employment. Effective May 1, 2004, Employee shall serve as President and Chief Executive Officer of Capital Bank Corporation ("CBC") and Capital Bank and shall have such responsibilities and authority consistent with each such position as may be reasonably assigned to him by the Bank and CBC. Employee shall devote his full time and attention and best efforts to perform successfully his duties and advance the Bank's interests. Employee shall abide by the Bank's policies, procedures, and practices as they may exist from time to time.

      During this employment, Employee shall have no other employment of any nature whatsoever without the prior consent of the Bank; provided, however, this Agreement shall not prohibit Employee from personally owning and dealing in stocks, bonds, securities, real estate, commodities or other investment properties for his own benefit or those of his immediate family.

      3. Compensation and Benefits.

            (a) Base Salary. Effective May 1, 2004, Employee's annual base salary for all services rendered shall be Two Hundred Forty Thousand Dollars ($240,000) (less applicable withholdings), payable in accordance with the Bank's policies, procedures, and practices as they may exist from time to time. Employee's salary periodically may be reviewed and adjusted at the Bank's discretion in accordance with the Bank's policies, procedures and practices as they may exist from time to time.

            (b) Incentive Plan. Employee shall be eligible to participate in the Bank's Management Incentive Plan in accordance with the applicable terms, conditions, and eligibility requirements of that Plan, some of which are in the plan administrator's discretion, as they may exist from time to time.

            (c) Benefits. Employee may participate in any medical insurance or other employee benefit plans and programs which may be made available from time to time to other Bank employees at Employee's level; provided, however, that Employee's participation in such benefit plans and programs is subject to the applicable terms, conditions, and eligibility requirements of those plans and programs, some of which are within the plan administrator's discretion, as they may exist from time to time.


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                                                                    Exhibit 10.1

            (d) Automobile. Employee shall be entitled to use an automobile provided by the Bank in accordance with the Bank's policies and practices as they may exist from time to time.

            (e) Expenses. Employee shall be reimbursed by the Bank for any reasonable and necessary business expenses incurred by Employee on behalf of the Bank or in connection with Employee's performance of his duties hereunder. Such reimbursement shall be in accordance with the Bank's practices or policies as they may exist from time to time.

            (f) Vacation. Employee shall be entitled to four (4) weeks of vacation during calendar year 2004 and thereafter vacation entitlement shall be in accordance with the Bank's policies. Such vacation shall be taken in accordance with the Bank's policies and practices as they may exist from time to time.

      4. Termination of Employment and Post-Termination Compensation.

            (a) With Notice. Either the Bank or Employee may terminate the employment relationship at any time for any reason or no reason by giving thirty
(30) days' written notice to the other party.

            (b) Cause, Disability, or Death. The Bank may terminate Employee's employment immediately for "Disability," "Cause," or in the event of Employee's death. For purposes of this Agreement, Disability shall mean Employee's mental or physical inability to perform the essential functions of his duties satisfactorily for a period of one hundred eighty (180) consecutive days or one hundred eighty (180) days within a 365-day period as determined by the Bank in its reasonable discretion and in accordance with applicable law. For purposes of this Agreement, "Cause" shall mean: (i) any act of Employee involving dishonesty; (ii) any material violation by Employee of any Bank rule, regulation, or policy; (iii) gross negligence committed by Employee; (iv) material failure of Employee to perform his duties hereunder; or (v) Employee's breach of any of the express obligations of this Agreement.

            (c) Post-Termination Compensation.

                  (i) In the event of termination for Cause, the Bank's obligation to compensate Employee ceases on the date of termination except as to the amounts of salary due at that time.

                  (ii) In the event of a termination for death or Disability, the Bank shall arrange through insurance or otherwise for payment to Employee or Employee's estate an amount equal to his then current annual base salary plus the amount of bonus paid to Employee, if any, in the prior bonus year prorated by the number of full months in the current bonus year through date of death or Disability, such payment to be less applicable withholdings.

                  (iii) If there has been no Change in Control and the Bank terminates Employee's employment without Cause or Employee terminates his employment for Good Reason (as defined below), then Employee upon his execution of an enforceable general release in a form prepared by the Bank shall be entitled to (A) receive a gross amount equal to his then current annual base salary plus the amount of bonus paid to Employee, if any, in


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                                                                    Exhibit 10.1

      the prior bonus year payable in substantially equal amounts over the twelve (12) month period following such termination, provided however that in the event that Employee has not accepted subsequent employment at any time during the 12-month period following his termination with a total annual compensation package that, in the aggregate is substantially equal to or greater than his annual salary plus bonus at the time of his termination with the Bank, Employee shall continue to receive the installment payments in the same amount until the earlier of the period ending twenty-four (24) months following his termination (i.e., up to an additional 12 months of payments) or the date he accepts such subsequent employment; and (B) for the period of time Employee receives payments pursuant to Section 4(c)(iii)(A), receive reimbursement for COBRA premiums (less the amount Employee would have paid in premiums had he remained an active employee) that he actually pays to continue his coverage under the Bank's group health plan. Employee must immediately notify the Bank upon acceptance of any subsequent employment and, in any month for which he seeks installment payments beyond the twelve (12) month period following his termination, provide the Bank with verification satisfactory to the Bank of his employment status and total compensation package. If Employee fails to do so, then the Bank will be relieved of its obligations to continue payments under this paragraph.

      For purposes of this Section 4(c), Good Reason shall mean the occurrence of any of the following events or conditions without Employee's prior written consent and prior to a Change in Control:

                  (A) a change in Employee's status, title, position, or responsibilities (including reporting responsibilities) which represents a material adverse change from his status, title, position, or responsibilities in effect immediately prior thereto; the assignment to Employee of any duties or responsibilities which are materially inconsistent with his status, title, position or responsibilities; or any removal of Employee from or failure to reappoint or re-elect him to any of such positions, status, or title (including positions, titles, and responsibilities with any affiliate), except in connection with the termination of his employment for Disability, Cause, or death, or by Employee other than for Good Reason;

                  (B) the Bank's requiring Employee to be based at any place outside a thirty (30) mile radius from its headquarters at 4901 Glenwood Avenue, Raleigh, North Carolina, except for reasonably required travel on the Bank's business;

                  (C) any material breach by the Bank of any express provision of this Agreement.

      5. Change in Control.

            (a) Definition. For purposes of this Agreement, "Change in Control" shall mean any of the following:

                  (i) Any "person" (as such term is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act")) acquiring "beneficial ownership") (as such term is used in Rule 13d-3 under the Act), directly or indirectly, of securities of Capital Bank Corporation, the parent holding company of the Bank ("CBC") representing fifty percent (50%) or more of the combined voting power of CBC's then outstanding voting securities (the "Voting Power"), but excluding for this purpose an


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                                                                    Exhibit 10.1

      acquisition by CBC or an "affiliate" (as defined in Rule 12b-2 under the Act) or by an employee benefit plan of CBC or of an affiliate.

                  (ii) The individuals who constitute the Board of Directors of CBC ("Board") on the effective date hereof or their successors duly appointed in the ordinary course (collectively, the "Incumbent Directors") cease to constitute at least a majority of the Board. Any director whose nomination is approved by a majority of the Incumbent Directors shall be considered an Incumbent Director; provided, however, that no Director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of CBC shall be considered an Incumbent Director.

                  (iii) The shareholders of CBC approve a reorganization, share exchange, merger or consolidation related to CBC or the Bank following which the owners of the Voting Power of CBC immediately prior to the closing of such transaction do not beneficially own, directly or indirectly, more than fifty percent (50%) of the Voting Power of the Bank.

                  (iv) The shareholders of the Bank approve a complete liquidation or dissolution of the Bank, or a sale or other disposition of all or substantially all of the capital stock or assets of the Bank, but excluding for this purpose any sale or disposition of all or substantially all of the capital stock or assets of the Bank to an "affiliate" (as defined in Rule 12b-2 under the Act) of CBC.

Change in Control shall not include a transaction, or series of transactions, whereby CBC or the Bank becomes a subsidiary of a holding company if the shareholders of the holding company are substantially the same as the shareholders of CBC prior to such transaction or series of series of transactions.

            (b) Change in Control Termination. After the occurrence of a Change in Control, Employee shall be entitled to receive payments and benefits pursuant to this Agreement in the following circumstances:

                  (i) if within the period beginning ninety (90) days prior to and ending three (3) years after the occurrence of a Change in Control, the Bank terminates Employee's employment for any reason other than Cause, Disability, or death; or

                  (ii) if within three (3) years after the occurrence of a Change in Control, Employee terminates his employment with the Bank for "Good Reason." For purposes of this Section 5(b), "Good Reason" shall mean the occurrence after a Change in Control of any of the following events or conditions:

                        (A) a change in Employee's status, title, position, or
            responsibilities (including reporting responsibilities) which represents a material adverse change from his status, title, position, or responsibilities in effect immediately prior thereto; the assignment to Employee of any duties or responsibilities which are materially inconsistent with his status, title, position or responsibilities; or any removal of Employee from or failure to reappoint or re-elect him to any of such positions, status, or title, except in connection with the


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                                                                    Exhibit 10.1

            termination of his employment for Disability, Cause, or death, or by Employee other than for Good Reason. For purposes of this section, a change in Employee's status, title, position, etc., shall also include his position and responsibilities with respect to CBC;

                        (B) a reduction in Employee's base salary;

                        (C) the Bank's requiring Employee to be based at any
            place outside a thirty (30) mile radius from 4901 Glenwood Avenue, Raleigh, North Carolina, except for reasonably required travel on the Bank's business which is not substantially greater than such travel requirements prior to the Change in Control;

                        (D) the failure by the Bank to continue in effect any
            compensation, welfare, or benefit plan or other perquisite in which Employee is participating at the time of a Change in Control without substituting plans providing Employee with substantially similar or greater benefits taken in the aggregate, or the taking of any action by the Bank which would adversely affect Employee's participation in or materially reduce Employee's benefits under, any of such plans or deprive Employee of any material fringe benefit enjoyed by Employee at the time of the Change in Control;

                        (E) any material breach by the Bank of any express
            provision of this Agreement; or

                        (F) the failure of CBC to obtain an agreement,
            satisfactory to Employee, from any successor or assign of CBC to assume and agree to perform this Agreement.

            (c) Change in Control Benefits. In the event that Employee's employment with the Bank terminates under any of the circumstances described above in this Section 5 at any time, Employee shall be entitled to receive all accrued compensation and any pro rata bonuses to which he may be entitled and which Employee may have earned up to the date of termination and, upon Employee's execution of an enforceable general release in a form prepared by the Bank, severance payments and benefits according to the following schedule and terms:

                  (i) a severance payment equal to: 2.99 times the amount of Employee's then current annual base salary plus the amount of bonus paid to Employee, if any, in the prior bonus year, in the event the termination occurs no later than twelve (12) months after the occurrence of a Change in Control; 2.0 times the amount of Employee's then current annual base salary plus the amount of bonus paid to Employee, if any, in the prior bonus year, in the event the termination occurs more than twelve (12) months but within (up to and including) twenty-four (24) months after the occurrence of a Change in Control; or 1.0 times the amount of Employee's then current annual base salary plus the amount of bonus paid to Employee, if any, in the prior bonus year, in the event the termination occurs more than twenty-four (24) months but within (up to and including) thirty-six
      (36) months after the occurrence of a Change in Control. The severance payment shall be paid in substantially equal monthly installments without interest, commencing one month after the date of termination.


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                                                                    Exhibit 10.1

                  (ii) a continuation of benefits for the period of time Employee receives the severance benefits described in Section 5(c)(i) above as follows: During such time, the Bank shall maintain and Employee shall be entitled to participate in all life insurance, retirement, health, accidental death and dismemberment, and disability plans and other benefit programs and other services paid by the Bank for Employee in which Employee participated immediately prior to the termination, provided that Employee's continued participation is possible under the applicable terms, conditions and eligibility requirements of such plans and programs. Employee's continued participation in such plans and programs shall be at no greater cost to Employee than the cost he bore for such participation immediately prior to termination. If Employee's participation in any such plan or program is barred, the Bank shall arrange upon comparable terms, and at no greater cost to Employee than the cost he bore for such plans and programs prior to termination, to provide Employee with benefits substantially similar to, or greater than, those which he is entitled to receive under any such plan or program; and

                  (iii) a lump sum payment (or otherwise as specified by Employee to the extent permitted by the applicable plan) of any and all amounts contributed to a Bank pension or retirement plan which Employee is entitled to under the terms of any such plan. In the event Employee fails to execute the general release described above, he shall receive any such payments in accordance with the payment provisions of the applicable plan(s).

            (d) Limitation on Payments. To the extent that any of the payments and benefits provided for under this Agreement or otherwise payable to Employee constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and but for this Section 5 would be subject to the excise tax imposed by
      Section 4999 of the Code, the Bank shall reduce the aggregate amount of such payments and benefits such that the present value thereof (as determined under the Code and the applicable regulations) is equal to 2.99 times Employee's "base amount" as defined in Section 280G(b)(3) of the Code.

      6. Proprietary Information And Property. Employee shall not, at any time during or following employment with the Bank, disclose or use, except in the course of his employment with the Bank or as may be required by law, any confidential or proprietary information of the Bank received by Employee while employed hereunder, whether such information is in Employee's memory or embodied in writing or other physical form.

      Confidential or proprietary information is information which is not generally available to the general public, or Bank's competitors, or ascertainable through common sense or general business knowledge; including, but not limited to data, compilations, methods, financial data, financial plans, business plans, product plans, lists of actual or potential customers, and marketing information regarding executives and employees.

      All records, files or other objects maintained by or under the control, custody or possession of the Bank or its agents in their capacity as agents shall be and remain the Bank's property. Upon termination of his employment, Employee shall return to the Bank all property (including, but not limited to, credit cards, keys, company car, cell phones, computer hardware and software, records, files, manuals and other documents in whatever form they exist, whether electronic, hard copy or otherwise and all copies, notes or summaries thereof) which he received in connection with his employment. At the Bank's request, Employee shall bring current all such records, files or documents before returning them.


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                                                                    Exhibit 10.1

      Upon notice of cessation of his employment with the Bank, Employee shall fully cooperate with the Bank in winding up his pending work and transferring his work to those individuals designated by the Bank.

      7. Survival. The terms and conditions of Section 6 shall survive termination of this Agreement and/or Employee's employment and shall not be affected by any change or modification of this Agreement unless specific reference is made to such sections.

      8. Remedies. Employee agrees that his breach or threatened violation of
Section 6, will result in immediate and irreparable harm to the Bank for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Bank may be entitled, (a) the Bank may seek legal and equitable relief, including but not limited to, preliminary and permanent injunctive relief, (b) the Bank will be released of its obligations under this Agreement to make any payments to Employee, including but not limited to, those payable pursuant to Sections 4 and/or 5, and (c) Employee will indemnify the Bank for all expenses, including attorneys' fees, in seeking to enforce these paragraphs.

      9. Waiver Of Breach. The Bank's or Employee's waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

      10. Entire Agreement. Except as provided in this Agreement, this
Agreement: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (ii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

      11. Severability. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement. Additionally, if any of the provisions, clauses or phrases set forth in Section 6 of this Agreement are held unenforceable by a court of competent jurisdiction, then the parties desire that such provision, clause or phrase be "blue-penciled" or rewritten by the court to the extent necessary to render it enforceable.

      12. Parties Bound. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Bank's successors and assigns. Employee may not assign this Agreement without the Bank's prior written consent.

      13. Governing Law. This Agreement and the employment relationship created by it shall be governed by North Carolina law. The parties hereby consent to exclusive jurisdiction in North Carolina for the purpose of any litigation relating to this Agreement and agree that any litigation by or involving them relating to this Agreement shall be conducted in the court of Wake County or the federal court of the United States for the Eastern District of North Carolina.


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                                                                    Exhibit 10.1

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.

                          EMPLOYEE

                          /s/ B. Grant Yarber                    April 29, 2004
                          ----------------------------------     --------------
                          B. Grant Yarber                        Date


                          CAPITAL BANK

                          By: /s/ O.A. Keller, III, Chairman     April 28, 2004
                             -------------------------------     --------------
                                                                 Date


                          CAPITAL BANK CORPORATION

                          By: /s/ O.A. Keller, III, Chairman     April 28, 2004
                             -------------------------------     --------------
                                                                 Date


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